                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             RESOURCE AMERICA, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11. / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                             RESOURCE AMERICA, INC.
                    1521 Locust Street Philadelphia, PA 19102

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 April 18, 2000




To the Stockholders of RESOURCE AMERICA, INC.:

         Notice is hereby given that the annual meeting of stockholders of RESOURCE AMERICA, INC., a Delaware corporation (the "Company"), will be held at The Racquet Club, 215 S. 16th Street, Philadelphia, Pennsylvania, on Tuesday, April 18, 2000, at 9:00 a.m. (the "Meeting"), for the following purposes:

         1. To elect two directors to serve three-year terms expiring at the annual meeting of stockholders in 2003.

         2. To transact such other business as may properly be brought before the Meeting and any adjournment thereof.

         Only stockholders of record on the books of the Company at the close of business on February 25, 2000, will be entitled to notice of and to vote at the Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Meeting will be available for inspection at the offices of the Company, at 1521 Locust Street, Philadelphia, Pennsylvania 19102. The stock transfer books will not be closed.

         STOCKHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE.



                                         By order of the Board of Directors,




                                         Michael S. Yecies, Secretary
                                         March 15, 2000

                             RESOURCE AMERICA, INC.
             1521 Locust Street                Philadelphia, PA  19102
             ---------------------------------------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
             ---------------------------------------------------------

                                     GENERAL

Introduction

         The annual meeting of stockholders of Resource America, Inc. (the "Company") will be held on Tuesday, April 18, 2000, at 9:00 a.m. (the "Meeting") at The Racquet Club, 215 S. 16th Street, Philadelphia, Pennsylvania, 19102 for the purposes set forth in the accompanying notice. Only stockholders of record at the close of business on February 25, 2000, will be entitled to notice of and to vote at the Meeting.

         This statement is furnished in connection with the solicitation by the Board of Directors of the Company of proxies from holders of its Common Stock to be used at the Meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and duly returned to the Company, and not revoked, will be voted at the Meeting and any and all adjournments thereof.

         This proxy statement and the accompanying form of proxy are being sent on or about March 15, 2000, to stockholders of record as of February 25, 2000.

Revocation of Proxy

         If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time prior to its exercise by giving written notice of revocation to the Secretary of the Company at its Philadelphia address stated herein by submitting a later dated proxy or by attending the Meeting and voting in person.

Expenses and Manner of Solicitation

         The cost of soliciting proxies for the Meeting, including the cost of preparing, assembling and mailing this Proxy Statement and the accompanying form of proxy, is not expected to exceed $20,000 and will be borne by the Company. Proxies may be solicited by directors, officers, and regular employees of the Company either personally, by letter, or by telephone. Such directors, officers, and employees will not be specifically compensated for soliciting such proxies. The Company expects to reimburse banks, brokers, and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Company's Common Stock.

                              VOTING AT THE MEETING

         Only stockholders of record at the close of business on February 25, 2000, will be entitled to vote at the Meeting. As of February 1, 2000, the Company had 23,373,551 shares of Common Stock outstanding. At the Meeting, the holders of Common Stock will be entitled to one vote per share on each matter of business properly brought before the Meeting.

         The presence in person or by proxy of holders of the Company's outstanding Common Stock representing not less than a majority of the outstanding shares of Common Stock will constitute a quorum. The affirmative vote of a plurality of the shares represented at the Meeting, in person or by proxy, will be necessary for the election of directors. Approval of all other business properly brought before the Meeting will require a favorable vote of a majority of the shares represented at the Meeting, in person or by proxy.

         Abstentions may be specified on the election of each of the nominated directors and on any other properly presented business and will be considered present for purposes of determining the presence of a quorum. Abstentions, including broker non-votes, with respect to shares present at the Meeting, in person or by proxy, will have no effect on any such matter. Any proxy not specifying to the contrary will be voted FOR the election of the specified directors.

         Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers generally have the discretion to vote those shares with respect to certain matters, including the election of directors, if they have not received instructions from the beneficial owners. A failure by brokers to vote shares held by them in nominee name will mean that such shares will not be counted for the purposes of establishing a quorum and will not be voted.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the number and percentage of shares of Common Stock owned, as of February 1, 2000, by (a) each person who, to the knowledge of the Company, is the beneficial owner of 5% or more of the outstanding shares of Common Stock, (b) each of the Company's present directors,
(c) each of the Company's executive officers, and (d) all of the Company's present executive officers and directors as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares of Common Stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person.

                                                                                         Common Stock
                                                                   ------------------------------------------------
                                                                   Amount and Nature of                  Percent of
Beneficial Owner                                                   Beneficial Ownership                     Class
----------------                                                   --------------------                  ----------

Directors(1)
Carlos C. Campbell................................................          480                              *
Daniel G. Cohen...................................................      137,400 (2)(3)(4)(5)(6)              *
Edward E. Cohen...................................................    1,309,059 (2)(3)(4)(5)(7)(8)          5.53%
Andrew M. Lubin...................................................          840                              *
P. Sherrill Neff..................................................            0                              *
Scott F. Schaeffer................................................      194,199 (2)(3)(4)(5)                 *
Alan D. Schreiber.................................................       16,110                              *
John S. White.....................................................        1,000                              *

Executive Officers(1)
Steven J. Kessler.................................................       20,855 (3)(4)(5)                    *
Freddie M. Kotek..................................................      114,080 (2)(4)(5)                    *
Nancy J. McGurk...................................................       77,078 (2)(4)(5)                    *
Michael L. Staines................................................      150,250 (2)(4)(5)                    *
All present executive officers and directors as
   a group (12 persons)...........................................    1,975,101 (2)(3)(4)(5)(7)(8)          8.25%

Other owners of 5% or
More of Outstanding Shares
Wellington Management Company, LLP(9).............................    1,949,500                             8.34%
Thomson Horstmann & Bryant, Inc.(10)..............................    1,836,400                             7.86%

* Less than 1%
(1) The address for each director and executive officer is 1521 Locust Street, Fourth Floor, Philadelphia, Pennsylvania 19102.
(2) Includes shares issuable on exercise of options granted under the Company's 1989 Key Employee Stock Option Plan in the following amounts: Mr. D. Cohen
     - 8,454 shares; Mr. E. Cohen - 229,212 shares; Mr. Kotek - 29,495 shares; Ms. McGurk - 33,708 shares; Mr. Schaeffer - 16,854 shares; and Mr. Staines
     - 84,270 shares.
(3) Includes shares issuable on exercise of options granted under the Company's 1997 Key Employee Stock Option Plan in the following amounts: Mr. D. Cohen
     - 54,154 shares; Mr. E. Cohen - 56,250 shares; Mr. Kessler - 18,750; and Mr. Schaeffer - 22,500 shares.
(4) Includes shares allocated under the Company's 1989 Employee Stock Ownership Plan in the following amounts: Mr. D. Cohen - 223 shares; Mr. E. Cohen - 60,490 shares; Mr. Kessler - 28 shares; Mr. Kotek - 15,732 shares; Ms. McGurk - 10,141 shares; Mr. Schaeffer - 21,363 shares; and Mr. Staines - 41,080 shares, as to which each has voting power.
(5) Includes shares allocated under the Company's Investment Savings Plan (the "401(k) Plan") in the following amounts: Mr. D. Cohen - 3,065 shares; Mr.
     E. Cohen - 11,366 shares; Mr. Kessler - 2,077 shares; Mr. Kotek - 7,370 shares; Ms. McGurk - 15,375 shares; Mr. Schaeffer - 3,485 shares; and Mr. Staines - 1,692 shares, as to which each has voting power.
(6) Includes 46,250 shares held in a trust of which Mr. D. Cohen is a co-trustee and co-beneficiary.
(7) Includes 249,516 shares held by a private charitable foundation, of which Mr. E. Cohen serves as a co-trustee. Mr. E. Cohen disclaims beneficial ownership of these shares.
(8) Includes 92,500 shares held in trusts for the benefit of Mr. E. Cohen's spouse and/or children. Mr. E. Cohen disclaims beneficial ownership of these shares.
(9) This information is based on Schedule 13G/A filed with the United States Securities and Exchange Commission on February 11, 2000. Includes
     762,800 shares as to which shared voting power is claimed and 1,949,500 shares as to which shared dispositive power is claimed. The address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.
(10) This information is based on Schedule 13G filed with the United States Securities and Exchange Commission on January 25, 2000. Includes 863,200 shares as to which sole voting power is claimed, 22,100 shares as to which shared voting power is claimed and 1,281,400 shares as to which sole dispositive power is claimed. The address for Thomson Horstmann & Bryant, Inc. is Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663.

                        PROPOSAL 1. ELECTION OF DIRECTORS

Directors

         The Board of Directors is divided into three classes with directors in each class serving three-year terms. The terms of directors in the Class of 2000 expire at the annual meeting of stockholders to which this proxy statement relates. The Nominating Committee of the Board of Directors has nominated Daniel
G. Cohen and John S. White for re-election as directors in the Class of 2003.

         The persons named in the enclosed proxy intend, in the absence of a contrary direction, to vote for Messrs. D. Cohen and White as directors of the Company in the Class of 2003, for three-year terms expiring at the 2003 annual meeting of stockholders, or until their successors are elected or appointed. Should either nominee become unable or refuse to accept nomination or election as a director in the Class of 2003, it is intended that the persons named as proxies will vote for the election of such other person as the Nominating Committee of the Board of Directors may recommend. The Board of Directors knows of no reason why either of the nominees might be unable or refuse to accept nomination or election.

         Information is set forth below regarding the principal occupation of each nominee and each of the other directors of the Company. There are no family relationships among the nominees and directors of the Company except that Daniel
G. Cohen, President, Chief Operating Officer and a director of the Company, is a son of Edward E. Cohen, Chairman of the Board of Directors and Chief Executive Officer of the Company.

Names of Directors, Principal                                                Year in Which Service          Term to Expire
Occupation and Other Information                                               As Director Began          At Annual Meeting
--------------------------------                                               -----------------          -----------------

Nominees whose terms will expire in 2003 are:

Daniel G. Cohen, 30, President and Chief Operating Officer of the
Company since 1998. Prior thereto, Executive Vice President of the
Company since 1997. Senior Vice President of the Company from 1995 to
1997. Chairman of the Executive Committee and director of TRM
Corporation (a provider of self-service photocopying and ATM machines)
since 1998. Prior to joining the Company in November 1995, Mr. Cohen was principally engaged in graduate studies. Mr. Cohen is a son of
Edward E. Cohen.                                                                      1997                       2003

John S. White, 59, Chief Executive Officer and President of DCC
Securities Corporation (a securities brokerage firm) since 1989.                      1993                       2003


Persons other than current nominees who serve for the terms indicated:

Carlos C. Campbell, 62, President of C.C.Campbell and Company (a
management consulting firm) since 1985. Director of PICO Holdings, Inc.
(an insurance and investment holding company) since 1998.                             1990                       2002

Edward E. Cohen, 61, Chairman of the Board of the Company since 1990 and
Chief Executive Officer of the Company since 1988. Director and
Chairman of the Executive Committee of JeffBanks, Inc. (a bank holding company) from 1981 until its acquisition in 1999. Chairman of the Board of Directors of TRM Corporation since 1998. Chairman of the Board of
Brandywine Construction & Management, Inc. (a property management
company) since 1994.  Mr. Cohen is the father of Daniel G. Cohen.                     1988                       2002

Andrew M.  Lubin,  53,  President,  Delaware  Financial  Group,  Inc.  (a
private investment firm) since 1990.                                                  1994                       2001

P. Sherrill Neff, 48, President, Chief Financial Officer and a director of Neose Technologies, Inc. (a biotechnology firm) since 1994. Senior
Vice President of U.S. Healthcare, Inc. (a national managed health care company) from 1993 to 1994. Director of JeffBanks, Inc. from 1994 until
its acquisition in 1999.                                                              1998                       2001

Scott F. Schaeffer, 37, Vice Chairman of the Board of the Company since
1998. Prior thereto, Executive Vice President of the Company since
1997. From 1995 to 1997, Senior Vice President of the Company.
President of Resource Properties, Inc. ("Resource Properties") (a wholly
owned subsidiary of the Company) since 1992.                                          1997                       2002

                                       4


Names of Directors, Principal                                                Year in Which Service          Term to Expire
Occupation and Other Information                                               As Director Began          At Annual Meeting
--------------------------------                                               -----------------          -----------------
Alan D. Schreiber, M.D., 57, Professor of Medicine since 1973 and
Assistant Dean for Research and Research Training since 1990 at the
University of Pennsylvania School of Medicine. Chairman, Scientific
Advisory Board, Inkine Pharmaceutical Co., Inc. since 1997. Founder and
Chief Scientific Officer of CorBec Pharmaceuticals, Inc. from 1993 to
1997.                                                                                 1994                       2001

Non-Director Executive Officers

         Steven J. Kessler, 56, has been Senior Vice President and Chief Financial Officer of the Company since August 1997. Prior thereto, Mr. Kessler was Vice President-Finance and Acquisitions at Kravco Company (a national shopping center developer and operator) from March 1994 until joining the Company. From 1983 through March 1994, Mr. Kessler was Chief Financial Officer and Chief Operating Officer at Strouse Greenberg & Co., Inc., a regional full service real estate company, and Vice President-Finance and Chief Accounting Officer at its successor, The Rubin Organization. Prior thereto, he was a partner at the international accounting and consulting firm of Touche Ross & Co. (now Deloitte & Touche LLP).

         Freddie M. Kotek, 44, Senior Vice President of the Company since 1995. President of Resource Leasing, Inc. (a wholly owned subsidiary of the Company) since 1995. Executive Vice President of Resource Properties since 1993.

         Nancy J. McGurk, 44, Vice President of the Company since 1992. Treasurer and Chief Accounting Officer of the Company since 1989. Vice President-Finance of Resource Energy, Inc. ("Resource Energy") (a wholly owned subsidiary of the Company) since 1995.

         Michael L. Staines, 50, Senior Vice President of the Company since 1989. Director of the Company from 1989 to 2000 and Secretary of the Company from 1989 to 1998. President, Secretary and a director of Resource Energy since 1993. Senior Vice President, Secretary and a director of Atlas America, Inc. ("Atlas America") (a wholly owned subsidiary of the Company) since 1998. Director of Viking Resources Corporation ("Viking") (a wholly owned subsidiary of the Company) since 1999.

         The Board of Directors appoints officers each year and from time to time as necessary.

Director Compensation

         Each non-employee director of the Company was paid a retainer of $1,000 per month during fiscal 1999. Each non-employee director who is a chairman of a committee of the Board of Directors was paid an additional retainer of $500 per month. Each non-employee director who is a member of a committee of the Board of Directors, but not its chairman, was paid $500 per meeting attended in person and $250 per meeting attended telephonically. A total of $89,800 was paid to five non-employee directors during fiscal 1999.

         In addition, two non-employee directors of the Company serve as directors of subsidiaries of the Company. During fiscal 1999, Mr. Campbell was paid $6,000 for his service as a director of Fidelity Leasing; and Mr. White was paid $6,000 for his service as a director of Resource Energy.

         Each non-employee director of the Company is also eligible to participate in the Non-Employee Director Deferred Stock and Deferred Compensation Plan (the "Non-Employee Director Plan"), approved by the Company's stockholders on May 13, 1997. Under the Non-Employee Director Plan, non-employee directors ("Eligible Directors") are awarded Units representing the right to receive one share of Company common stock for each Unit awarded. As adjusted for stock splits, 3,000 Units were awarded to each Eligible Director upon becoming an Eligible Director, and an additional 3,000 Units are awarded to each Eligible Director on each anniversary of the date on which such person was first awarded Units under the Non-Employee Director Plan. Units do not vest until the fifth anniversary of their grant, except that Units will vest sooner upon a change in control of the Company or death or disability of an Eligible Director, provided the Eligible Director completed at least six months of service. Upon termination of service by an Eligible Director, the Company will issue shares of Company common stock equal to the number of vested Units held by the Eligible Director, but all unvested Units are forfeited. The Non-Employee Director Plan provides for the issuance of a maximum of 75,000 Units and terminates on April 30, 2002. 42,000 Units have been awarded to Eligible Directors as of the date of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such reports.

         Based solely on its review of the reports received by it, or written representations from certain reporting persons that no filings were required for those persons, the Company believes that, during fiscal year 1999, its officers, directors and greater than ten percent shareholders complied with all applicable filing requirements, except that one report was inadvertently filed late, due to an administrative error, for each of Messrs. D. Cohen, E. Cohen, Kessler, Kotek, Schaeffer, Staines and Ms. McGurk.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board of Directors, consisting of Messrs. Campbell, Neff and White, makes determinations regarding the compensation of the Company's executive officers. None of such persons is an employee, or former employee, of the Company. No executive officer of the Company is a director or executive officer of any entity of which any member of the Compensation Committee is a director or executive officer, except that Mr.
E. Cohen was Chairman of the Executive Committee and a director of JeffBanks, Inc. and Mr. Neff was a director of JeffBanks, Inc.

Information Concerning the Board of Directors and Certain Committees

         The Board of Directors held a total of six meetings during fiscal 1999. No director attended less than 75% of all the meetings of the Board and those committees on which he served in fiscal 1999.

         Standing committees of the Board of Directors are the Audit Committee, Compensation Committee, Executive Committee, Investment Committee, and Nominating Committee.

         The Audit Committee reviews the scope and effectiveness of audits by the independent accountants and the Company's internal auditor, selects and recommends to the Board of Directors the engagement of independent accountants, and reviews the adequacy of the Company's internal controls. The Committee held three meetings during fiscal 1999. Members of the Committee are Messrs. Lubin and Neff.

         The Compensation Committee establishes and monitors compensation levels for officers of the Company, and administers the Company's 1997 and 1999 Key Employee Stock Option Plans. The Committee held five meetings during fiscal 1999. Members of the Committee are Messrs. Campbell, Neff, and White.

         The Executive Committee acts on any and all matters on behalf of, and with the full authority of, the Board of Directors between meetings of the Board of Directors. The Committee did not hold any meetings during fiscal 1999. Members of the Committee are Messrs. D. Cohen, E. Cohen, Schaeffer, and one non-employee director. The non-employee director position is for a three month term and is rotated among such directors.

         The Investment Committee reviews all current management investment practices and evaluates and monitors all existing and proposed Company investments. The Committee held six meetings during fiscal 1999. Members of the Committee are Messrs. White, Campbell and Lubin.

         The Nominating Committee recommends persons for nomination as directors of the Company. The Committee held one meeting during fiscal 1999. The Committee will consider nominees recommended by security holders for the 2001 annual meeting if submitted in writing to the Secretary of the Company prior to November 17, 2000. Members of the Committee are Messrs. E. Cohen and Schreiber.

Executive Officer Compensation

         Summary Compensation of Named Executives

         The following tables set forth certain information concerning the compensation paid or accrued during each of the last three fiscal years by the Company and its subsidiaries to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers whose aggregate salary and bonus (including amounts of salary and bonus foregone to receive non-cash compensation) exceeded $100,000.

                           Summary Compensation Table


                                      Annual Compensation                           Long-Term Compensation
                                      -------------------                           ----------------------
                                                                                   Awards                  Payouts
                                                                         ------------------------  -----------------------
                                                                         Restricted   Securities
                                                                           Stock      Underlying     LTIP           All
Name and Principal Position    Year       Salary     Bonus(1)  Other     Awards(2)     Options(3)   Payouts(4)    Other(5)
---------------------------    ----       ------     --------  -----     ---------     ----------  -----------    --------
Edward E. Cohen                1999    $  578,654   $ 600,000    0       $   1,659      425,000          0      $ 564,543
     Chairman & Chief          1998       475,865     500,000    0               0            0          0        212,327
     Executive Officer         1997       325,000     250,000    0               0            0          0        250,095

Daniel G. Cohen                1999       410,769     250,000    0           1,659      316,615          0          8,543
     President & Chief         1998       327,211     150,000    0               0            0          0          8,543
     Operating Officer         1997       225,625      60,000    0               0            0          0         11,083

Scott F. Schaeffer             1999       410,769     250,000    0           1,651      190,000          0          8,543
     Vice Chairman             1998       327,211     150,000    0               0            0          0          8,543
                               1997       178,750      60,000    0               0            0          0         10,066

Steven J. Kessler              1999       285,769     150,000    0             208      100,000          0          8,543
     Senior Vice President &   1998       229,423           0    0               0            0          0              0
     Chief Financial Officer

Freddie M. Kotek               1999       185,769     100,000    0           1,651       10,000          0          8,543
     Senior Vice President     1998       150,000      40,000    0               0            0          0          8,543
                               1997       148,750      40,000    0               0            0          0          9,199

(1)  Bonuses were paid in January 1999 based upon performance in fiscal 1998.
(2) Reflects shares awarded under the Company's 1989 Employee Stock Ownership Plan, valued at the closing price of the Company's Common Stock at September 30, 1999. For purposes of this table, all shares are assumed to be fully vested. Mr. E. Cohen was 100% vested as of September 30, 1997. Mr. Schaeffer was 100% vested as of September 30, 1999. Shares awarded to Messrs. Kotek, D. Cohen and Kessler were vested 80%, 40% and 0% respectively, as of such date and will vest an additional 20% on each future September 30 until fully vested on September 30, 2000, 2002 and 2004, respectively. At September 30, 1999, the number of restricted shares awarded and the value of such awarded restricted shares (in the aggregate, and valued at the closing market price of the Company's Common Stock on the dates of the respective grants) are: Mr. E. Cohen - 60,490 shares ($120,992); Mr. D. Cohen - 223 shares ($1,659); Mr. Schaeffer - 21,363 shares ($62,316); Mr. Kessler - 28 shares ($208); and Mr. Kotek, 15,732 shares ($53,465). Cash dividends, as and when authorized by the Company's Board of Directors, have been and will continue to be paid to the Plan on the restricted shares.

(3) Of the options included in this table, 216,615, 225,000, 75,000, and 90,000 options for Messrs. D. Cohen, E. Cohen, Kessler, and Schaeffer, respectively, were cancelled and replaced with an identical number of new options in October 1998. See "Ten Year Option/SAR Repricings."
(4) Except for the 1989 Employee Stock Ownership Plan, the stock option plans and the 401(k) Plan, reported elsewhere in this table, the Company does not have long-term incentive plans or pension or profit-sharing plans.
(5) All such amounts are matching payments made by the Company under the 401(k) Plan except that the amounts set forth for Mr. E. Cohen in 1999, 1998 and 1997 include $556,000, $204,000 and $240,000, respectively, of accrued obligations under a Supplemental Employment Retirement Plan established by the Company in connection with the employment agreement between Mr. E. Cohen and the Company. See "Employment Agreements."

Option Grants and Exercises in Last Fiscal Year and Year-End Option Values

         The following table provides additional information about the stock options shown in the "Securities Underlying Options" column of the preceding Summary Compensation Table, which were granted in fiscal 1999 to the named executive officers. The Company has not granted any stock appreciation rights to the named executive officers in fiscal 1999.


                        Option Grants in Fiscal Year 1999

                                                       Percent of
                                     Number of       Total Options                               Potential Realizable Value
                                     Securities        Granted to      Exercise                        at Stock Price
                                     Underlying       Employees in       Price      Expiration        Appreciation for
Name                              Options Granted     Fiscal 1999      ($/Share)    Date                 Option Term
----                              ---------------     -----------      ---------    ----------   -------------------------
                                                                                                      @5%            @10%
                                                                                                 -----------      ----------
Edward E. Cohen                       225,000             29.84%      $  8.08        10/20/03    $ 1,143,047      $2,896,707

                                      200,000             27.45%        15.50        05/20/09      1,949,573       4,940,602


Daniel G. Cohen                       126,615             16.79%         8.08        10/20/03        643,231       1,630,073

                                       90,000             11.93%         8.08        10/20/03        457,219       1,158,683

                                      100,000             13.73%        15.50        05/20/09        974,787       2,470,301


Scott Schaeffer                        90,000             11.93%         8.08        10/20/03        457,219       1,158,683

                                      100,000             13.73%        15.50        05/20/09        974,787       2,470,301


Steven J. Kessler                      75,000              9.95%         8.08        10/20/03        381,016       965,569

                                       25,000              3.43%        15.50        05/20/09        243,697       617,575


Freddie M. Kotek                       10,000              1.37%        15.50        05/20/09         97,479       247,030


(1) All options listed in this table that expire on October 20, 2003 were granted under the Company's 1997 Key Employee Stock Option Plan. These options vest 25% per year commencing on October 20, 1999. For certain information relating to a repricing of these options on October 20, 1998, see "Ten Year Option/SAR Repricings." All options listed in this table that expire on May 20, 2009 were granted under the Company's 1999 Key Employee Stock Option Plan. These options vest 25% per year commencing on May 20, 2000. The exercise price of all options granted under both stock option plans reflects the fair market value of the Company's common stock on the date of the grants.

         The following table sets forth the aggregated option exercises during fiscal 1999 and the number of unexercised options, and the value thereof on September 30, 1999, held by the executive officers listed in the above Summary Compensation Table. No stock appreciation rights were exercised or held by the named executive officers in fiscal 1999.

                 Aggregated Option Exercises In Last Fiscal Year
                        and Fiscal Year-End Option Values

                                                                                  Number of         Value of Unexercised
                                                                            Securities Underlying   in-the-Money Options
                                                                                 Unexercised                 at
                                                                              Options at FY-End     FY-End Exercisable/
                                      Shares Acquired                           Exercisable/          Unexercisable (2)
Name                                    On Exercise     Value Realized(1)       Unexercisable       --------------------
----                                    -----------     -----------------       -------------

Edward E. Cohen                            57,306         $     374,131            157,583/496,629       $698,991/317,725

Daniel G. Cohen                             8,400                54,253                 27/325,042             127/39,680

Scott F. Schaeffer                         33,708               291,429                  0/206,854               0/79,360

Steven J. Kessler                               0                     0                  0/100,000                    0/0

Freddie M. Kotek                           58,990               449,191                   0/39,495              0/138,883

(1) Value is calculated by subtracting the total exercise price from the fair market value of the securities underlying the options at the date of exercise.

(2) Value is calculated by subtracting the total exercise price from the fair market value of the securities underlying the options at September 30, 1999.

                         Ten-Year Option/SAR Repricings

                                         Number of
                                         Securities                         Exercise                            Length of
                                         Underlying    Market Price of      Price at                       Original Option Term
                                          Options       Stock at Time       Time of          New                Remaining
                          Repricing       Repriced     of Repricing or    Repricing or     Exercise             at Date of
Repricing or Name           Date         or Amended       Amendment        Amendment        Price         Repricing or Amendment
-----------------           ----         ----------       ---------        ---------        -----         ----------------------

Edward E. Cohen         10/20/98           225,000            $8.08        $  22.67         $ 8.08(1)          114.5   months
                        04/20/93            17,500             7.75           26.35           8.53              80     months

Daniel G. Cohen         10/20/98           126,615             8.08           15.58           8.08(1)          110     months
                        10/20/98            90,000             8.08           22.67           8.08(1)          114.5   months

Scott F. Schaeffer      10/20/98            90,000             8.08           22.67           8.08(1)          114.5   months

Steven J. Kessler       10/20/98            75,000             8.08           13.17           8.08(1)          106     months

Michael L. Staines      04/20/93            10,000             7.75           21.30           7.75              83     months

Francis J. Bagnell(2)   04/20/93            75,000             7.75           26.35           7.75              80     months

                                       9

--------------
(1) The exercise price for all options repriced on October 20, 1998 is the arithmetic mean of the closing bid and ask prices for the stock on that day, which was calculated in accordance with the definition of fair market value in the Company's 1997 Key Employee Stock Option Plan. These options vest 25% per year commencing on October 20, 1999 and expire on October 20, 2003.

(2) Mr. Bagnell, a former President and Chief Operating Officer of the Company, passed away in July 1995.

Compensation Committee Report on Repricing of Options

         The Compensation Committee of the Board of Directors (the "Committee") is responsible for setting and administering compensation programs for the Company's executives, including but not limited to administering the Company's Key Employee Stock Option Plans.

         An express purpose of the Company's 1997 Key Employee Stock Option Plan (the "1997 Plan") is to advance the interests of the Company and its stockholders by providing a means for employees to benefit from the purchase of shares under options so that the Company may retain and attract personnel upon whose judgment, initiative and efforts the successful conduct of the Company and its business largely depends.

         When the Committee met on October 20, 1998, the exercise prices of options granted under the 1997 Plan were deeply under water, which the Committee believes was due largely to market conditions rather than the Company's operating results. In order to keep the incentive and motivational quality of the options granted under the 1997 Plan, as well as the retention value options provide employees, the Committee unanimously determined that it was in the best interest of the Company to replace and reprice the options previously granted under the 1997 Plan. Accordingly, on October 20, 1998, all options granted under the 1997 Plan, prior to the repricing, were cancelled and replaced with an identical number of options. The exercise price for all of the repriced options is the fair market value of the shares on October 20, 1998. The repriced options expire on October 20, 2003 and vest 25% per year commencing on October 20, 1999. Consequently, no employee of the Company retained any vesting already achieved as a result of his or her previous option grant under the 1997 Plan. A total of 744,115 options were repriced under the 1997 Plan, including 606,615 options held by executive officers. For additional information regarding repriced options held by executive officers, see "Summary Compensation Table," footnote 2 and "Ten Year Option/SAR Repricings" above.

         This report has been provided by the Compensation Committee of the Board of Directors of Resource America, Inc.

Carlos C. Campbell, Chairman
P. Sherrill Neff
John S. White

Employment Agreements

         The Company has entered into an employment agreement with Edward E. Cohen, effective as of January 1, 1997, pursuant to which Mr. Cohen serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company. The agreement requires Mr. Cohen to devote as much of his business time to the Company as is necessary to the fulfillment of his duties, although it permits him to have outside business interests. Under the agreement, Mr. Cohen will receive base compensation of $350,000 per year, which may be increased by the Compensation Committee of the Board based upon its evaluation of Mr. Cohen's performance. Mr. Cohen is eligible to receive incentive bonuses and stock option grants in amounts to be determined by the Board and to participate in all employee benefit plans in effect during his period of employment. As required by the agreement, the Company has established a Supplemental Employment Retirement Plan ("SERP") for Mr. Cohen's benefit which will pay to Mr. Cohen, upon retirement after he has reached Retirement Age (defined by the agreement as age
62), a monthly retirement benefit equal to 75% of his Average Compensation (defined as the average of the salary plus bonus received by Mr. Cohen in the three most highly compensated years during the previous nine years of employment), less any amounts payable under any other retirement plan of the Company in which Mr. Cohen participates. For certain information regarding Mr. Cohen's compensation during each of the last three fiscal years, see "Executive Officer Compensation."
                                       10

         The agreement has a term of five years and, until notice to the contrary, the term is automatically extended so that, on any day on which the agreement is in effect, it shall have a then-current five year term. The agreement may be sooner terminated in the event of Mr. Cohen's disability extending for more than 240 days, death or retirement. Mr. Cohen also has the right to terminate the agreement upon a change in control or potential change in control of the Company, and for cause. Otherwise, Mr. Cohen may terminate the agreement upon 180 days' notice.

         The agreement provides the following termination benefits: (i) upon termination due to death, Mr. Cohen's estate will receive an amount equal to (a) five times Average Compensation (payable over 36 months), plus (b) to the extent Mr. Cohen has not received 120 months of SERP benefits, the balance thereof;
(ii) upon termination due to disability, Mr. Cohen will receive a monthly benefit equal to one-twelfth of the product of (a) Average Compensation and (b) 75%, which will terminate upon the commencement of retirement benefits; (iii) upon termination by Mr. Cohen for cause, or upon a change in control or potential change in control, an amount equal to five times Average Compensation plus continuation of life, health, accident and disability insurance benefits for a period of 36 months or until Mr. Cohen reaches age 70; and (iv) upon termination by Mr. Cohen without cause, an amount equal to 25% of the amount referred to in item (i), above. In the event that any amounts payable to Mr. Cohen pursuant to items (i) through (iv), above ("Total Benefits"), become subject to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986 (the "Code"), the Company is required to pay Mr. Cohen an additional sum such that the net amounts retained by Mr. Cohen, after payment of excise, income and withholding taxes, shall equal Total Benefits.

         In October 1999, the Company entered into an employment agreement with Scott F. Schaeffer, pursuant to which Mr. Schaeffer serves as the Vice Chairman of the Company. The agreement requires Mr. Schaeffer to devote as much of his business time to the Company as is necessary to the fulfillment of his duties, although it permits him to have outside business interests. Under the agreement, Mr. Schaeffer will receive base compensation of $425,000 per year, which may be increased by the Compensation Committee of the Board based upon its evaluation of Mr. Schaeffer's performance. Mr. Schaeffer is eligible to receive incentive bonuses and stock option grants in amounts to be determined by the Board and to participate in all employee benefit plans in effect during his period of employment. For certain information regarding Mr. Schaeffer's compensation during each of the last three fiscal years, see "Executive Officer Compensation."

         The agreement has a term of three years and, until notice to the contrary, the term is automatically extended so that, on any day on which the agreement is in effect, it shall have a then-current three year term. The agreement may be sooner terminated in the event of Mr. Schaeffer's disability extending for more than 240 days or death. Mr. Schaeffer also has the right to terminate the agreement upon a change in control or potential change in control of the Company, and for cause. Otherwise, Mr. Schaeffer may terminate the agreement upon 180 days' notice.

         The agreement provides the following termination benefits: (i) upon termination due to death, Mr. Schaeffer's estate will receive an amount equal to three times Average Compensation (payable over 36 months); (ii) upon termination due to disability, Mr. Schaeffer will receive a monthly benefit equal to one-twelfth of the product of (a) Average Compensation and (b) 75%; and (iii) upon termination by Mr. Schaeffer for cause, or upon a change in control or potential change in control, an amount equal to three times Average Compensation plus continuation of life, health, accident and disability insurance benefits for a period of 36 months. In the event that any amounts payable to Mr. Schaeffer pursuant to items (i) through (iii), above ("Total Benefits"), become subject to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986 (the "Code"), the Company is required to pay Mr. Schaeffer an additional sum such that the net amounts retained by Mr. Schaeffer, after payment of excise, income and withholding taxes, shall equal Total Benefits.

         The terms of the Company's employment agreement with Daniel G. Cohen as of October 1999 are substantially similar to the terms of the Company's employment agreement with Mr. Schaeffer described above, except that Mr. D. Cohen serves as President and Chief Operating Officer of the Company. For certain information regarding Mr. D. Cohen's compensation during each of the last three fiscal years, see "Executive Officer Compensation."

         The terms of the Company's employment agreement with Steven J. Kessler as of October 1999 are similar to the terms of the Company's employment agreements with Messrs. Schaeffer and D. Cohen described above, except that Mr. Kessler serves as Senior Vice President and Chief Financial Officer of the Company and is not expressly permitted to have outside business interests. Mr. Kessler's base compensation is $300,000 per year, and Mr. Kessler does not have a right to terminate the agreement upon a potential change of control of the Company. For certain information regarding Mr. Kessler's compensation during each of the last two fiscal years, see "Executive Officer Compensation."

Certain Relationships and Related Party Transactions

         In the ordinary course of its business operations, the Company has ongoing relationships with several related entities, primarily a property management firm, a bank and Resource Asset Investment Trust ("Resource Asset"). As opportunities have arisen, the Company has purchased commercial mortgage loans from lenders, or involving borrowers which are affiliated with officers of the Company. In two instances (excluding sales to Resource Asset) the Company has sold senior or junior lien interests in commercial loans to purchasers affiliated with officers of the Company. At September 30, 1999, loans held with respect to related borrowers or acquired from related lenders constitute 25.8% ($65.0 million), by book value, of the Company's commercial loan portfolio, while the participation interests sold to related purchasers constituted 0.5% ($1.9 million) of all participation interests with respect to the Company's commercial loan portfolio. Transactions with affiliates must be approved by the Company's Board of Directors including a majority of the non-employee directors. In addition, acquisitions of commercial mortgage loans must be approved by the Investment Committee of the Board of Directors (which consists of three non-employee directors). A more detailed description of these relationships and transactions is set forth below.

         Relationship with Brandywine Construction & Management, Inc. ("BCMI"). The properties underlying 26 of the Company's commercial mortgage loans and investments in real estate ventures are managed by BCMI, a firm in which the Chairman of the Company is the Chairman of the Board of Directors and a minority stockholder (approximately 8%). The President of BCMI (or an entity affiliated with him) has also acted as the general partner, president or trustee of eight of the borrowers. These loans collectively represent only 2.5% of the Company's total carried cost for all commercial mortgage loans the Company holds. In addition, BCMI owns an 11% limited partnership interest in another borrower.

         Relationship with Jefferson Bank. Until JeffBanks, Inc.'s acquisition by Hudson United Bancorp in November 1999, the Company maintained a normal banking and borrowing relationship with Jefferson Bank, a subsidiary of JeffBanks, Inc. The Chairman of the Company and his spouse were officers, directors and principal stockholders of JeffBanks, Inc., and his spouse was Chairman and Chief Executive Officer of Jefferson Bank and JeffBanks, Inc. The President of the Company was a director of Jefferson Bank. Jefferson Bank was also a tenant at one property which secures a loan held by the Company, and Jefferson Bank subleases a portion of its space at such property to Resource Asset. The Chairman's spouse serves as an officer, director and member of the executive committee of Hudson United Bancorp. The Company anticipates that it will maintain a normal banking and borrowing relationship with Hudson United Bancorp in the future.

         Relationship with Resource Asset. The Company sponsored the formation of Resource Asset. The Company currently holds approximately 14% of Resource Asset's outstanding common shares. The spouse of the Chairman of the Company is Chairman and Chief Executive Officer of Resource Asset. The Company has the right to nominate one person for election to the Board of Trustees until such time as its ownership of Resource Asset's outstanding common shares is less than 5%. A Senior Vice President of the Company, who is also a son of the Chairman of the Company and the brother of its President, currently serves as the Company's nominee and an officer of Resource Asset.

         The Company has engaged in the following transactions with Resource Asset during the fiscal year ended September 30, 1999:

         o In June 1999, the Company acquired a first mortgage loan at face value from Resource Asset for $2.5 million. The loan is secured by property in which the Company has held a subordinate interest since 1991.

         o In December 1998, the Company sold a senior lien interest in a loan at a purchase price of $4.0 million and recognized a gain of $2.0 million.

         o In December 1998, the Company purchased a junior lien interest in a loan held by Resource Asset in the amount of $4.0 million. The junior lien interest was repaid in June 1999 for $4.1 million and the Company realized a gain of $135,000.

         o The Company and Resource Asset jointly acquired a loan at a purchase price of $77.0 million of which $10.0 million was contributed by Resource Asset.

         o A senior lien interest sold by the Company to Resource Asset in fiscal 1998 was repaid in August 1999.

         Relationships with Certain Borrowers. The Company has from time to time purchased loans in which affiliates of the Company are affiliates of the borrowers.

         In September 1998, the Company acquired a loan in the original principal amount of $91.0 million. In connection with the acquisition of the loan, the Company acquired the right to transfer the equity interest in the borrower. Currently, a subsidiary of the Company is the general partner of the borrower. The Chairman, Vice Chairman, and President of the Company and the President of BCMI hold a 99% interest in the limited partnership of the general partner of the borrower. The borrower has entered into an agreement to sell up to 80% of its limited partnership interests to an unrelated third party. All net proceeds of such sales will be paid to the Company.

         In March 1998, under a plan of bankruptcy, the Company acquired a loan in the original principal amount of $80.0 million. An order of the bankruptcy court in effect when the Company acquired the loan required that legal title to the property underlying the loan be transferred on or before June 30, 1998. In order to comply with that order and to maintain control of the property, Evening Star Associates took title to the property on or about June 19, 1998. A subsidiary of the Company serves as general partner to Evening Star Associates and holds a 1% interest; the Chairman, Vice Chairman and President of the Company purchased for $200,000 a 94% limited partnership interest.

         The Company holds a loan secured by a property owned by a partnership in which the Company's Vice Chairman and Chairman, together with the Chairman's spouse, are among the limited partners. The Company leases its headquarters space at such property. The lease provides for rents of $114,800 per year through May 2000.

         In December 1996, the Company acquired a loan with a face amount of $52.7 million from an unaffiliated third party at a cost of $19.3 million. The property securing such loan was owned by two partnerships: the Building Partnership, which owned the office building, and the Garage Partnership, which owned the parking garage. Pursuant to a loan restructuring agreement entered into in 1993, an affiliate of the holder of the loan was required to hold, as additional security for the loan, general partnership interests in both the Building Partnership and the Garage Partnership. The partnership interests in the Building Partnership and Garage Partnership were assigned to limited partnerships affiliated with the Company and certain of its officers. In June 1999, the loan was repaid pursuant to the terms of an existing loan restructuring agreement. The Company received $29.6 million in cash, plus a 50% interest in the Building and Garage Partnerships. The interest of the Company's officers was terminated.

         Relationships with Certain Lienholders. The Company holds a first mortgage lien on a hotel property on which a junior mortgage has been held by another corporation. In January 1999, the junior holder foreclosed on this property and became the Corporate Owner. An officer of the Company, a son of the Company's Chairman, is President of the Corporate Owner, and the Chairman of the Company is Chairman and a minority shareholder of the Corporate Owner. The Company's interest was not affected by this foreclosure.

         In December 1997, the Company purchased from third parties, for an aggregate of $1.5 million, two loans in the aggregate original principal amount of $2.0 million and with an aggregate outstanding balance at the time of purchase of $1.9 million. The loans are secured by an apartment building. The Company sold a senior lien interest in one of the loans for $1.0 million to a previously existing limited partnership in which the Chairman and Vice Chairman of the Company beneficially own a 14.4% interest, reducing the Company's net investment to $518,000 and leaving the Company with a retained interest in outstanding loan receivables of $1.0 million (at a book value of $803,000). The Company recognized a gain of $322,900 on the sale of this loan.

         In fiscal 1999, the Company sold, at book value, an $875,000 senior lien interest in industrial development revenue bonds it had acquired in a prior year to a limited partnership in which the Chairman and Vice Chairman of the Company beneficially owned a 22.0% limited partnership interest.

         In June 1996, for an investment of $2.4 million, the Company acquired from third parties a loan in the original principal amount of $3.3 million (and with a then outstanding balance of $3.3 million). The Company sold, at book value, a junior lien interest in the loan for $875,000, to a previously existing limited partnership in which the Chairman and Vice Chairman of the Company beneficially own a 21.3% limited partnership interest. The junior lien interest was paid off in May 1999. Accordingly, the Chairman and Vice Chairman of the Company have no remaining interest in this asset.

Performance Graph

         The following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of two other stock market indices: the Nasdaq United States Composite (National Market System only) and the Nasdaq Financial.




                                       Comparison of five year cumulative total return *
                              1994        1995         1996         1997        1998        1999
 Nasdaq U.S. composite       100.00      138.07       163.85       224.97      228.77      371.69
      Nasdaq Financial       100.00      126.56       156.70       247.03      227.77      247.37
Resource America, Inc.       100.00      160.18       283.66     1,165.56      688.85      514.93




* Total return for each of the last five fiscal years ending September 30. Assumes $100 was invested on October 1, 1994 in the Company's Common Stock or in the indicated index and that cash dividends were reinvested as received.

Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors (the "Committee") is responsible for setting and administering compensation programs for the Company's executives, including the following:

         o        setting policies with respect to compensation for executives;

         o        setting pay levels for all named executive officers;

         o administering the Company's Key Employee Stock Option plans and making appropriate awards of options; and

         o monitoring and determining such other compensation matters as may be assigned to the Committee by the Board of Directors.

         The Committee is comprised of three non-employee directors; Messrs. Campbell, Neff and White.

         The Company's compensation philosophy and objectives are driven by the desire to:

         o compensate and reward executives for their contribution to the historical success of the Company; and

         o provide suitable compensation packages to attract, motivate and retain talented executives in a very competitive environment.

         The executive compensation program is designed to reward performance that is directly relevant to the Company's short-term and long-term success and goals and as such is structured in three components: base salary, annual bonuses, and long term incentives.

Base Salary

         Base salaries for executive officers are determined in part by pay practices in unaffiliated companies and the Committee's assessment of individual performance relative to responsibilities and objectives for each executive. Base salaries are not intended to compensate individuals for extraordinary performance or for above average Company performance.

Bonus Plan

         Executives are eligible to receive annual bonuses, which are generally based on the overall Company performance during the preceding year and the individual's specific contribution to that performance. The Company does not have a defined bonus pool; however, during the past three years the Company's practice has been to limit the pool to no more than ten percent (10%) of the reported net income of the Company for the preceding year. Allocation of the amount available for annual bonus payments is at the discretion of the Committee. No formula performance measures were utilized in establishing the amount of the bonus awards; however, the Committee considers individual contribution to the overall performance of the Company and performance relative to expectations.

Long Term Incentives

         General. Long term incentives are designed to focus executives on the long term goals and performance of the Company and to provide a reward directly tied to stockholder return: the performance of the Company's Common Stock. The particular plans are intended to encourage the participants to strive to achieve the long term success of the Company and to remain with the Company in order to fully benefit from the plans.

         Stock Options. Stock options are issued periodically to key employees at an exercise price of no less than the then current market price of the Company's Common Stock, have a life up to ten (10) years and uniformally vest to the executive at twenty-five percent (25%) of the amount awarded on each anniversary of their issuance. Allocation of available options is again at the discretion of the Committee and is determined by potential contribution to, or impact upon, the overall performance of the Company by the executive.

         Employee Stock Ownership Plan. In 1989 the Company established the Resource America, Inc. Employee Stock Ownership Plan for the benefit of all qualified employees. All employees, including executive officers, are allocated shares from an available pool in proportion to their relative compensation. While the allocations from this plan are determined solely by a predetermined and required formula in accordance with ERISA, the intent was, and remains, to reward all employees, including executives, based on the long term success of the Company as measured by the stockholder return.

         Savings Plan. The 401(k) Plan offers eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by matching Company contributions in the form of cash or Company Common Stock. During fiscal year 1999, the Company matched employee contributions 50% in cash or 100% in Company Common Stock. While participation in this plan is at the discretion of the qualified employee, the intent again was, and remains, to reward all employees, including executives, based on the long term success of the Company as measured by the return to stockholders.

Chief Executive Officer Compensation

         In evaluating the performance and setting the total compensation package for Edward E. Cohen the Committee meets without that individual present. In determining compensation for fiscal year 1999, the Committee took particular note of the continued growth in the Company's revenues ($81.1 million in fiscal 1998 compared to $32.9 million in fiscal 1997), net income ($27.6 million in fiscal 1998 compared to $11.0 million in fiscal 1997) and stockholder equity ($236.5 million in fiscal 1998 compared to $64.8 million in fiscal 1997). The effectiveness of the leadership provided by Mr. Cohen has allowed the Company to change its focus from its historic energy activities to niche finance opportunities, specifically in real estate finance, equipment leasing and energy finance, where the Company can take advantage of its specialized skills to generate attractive returns, which ultimately are measured in the appreciation of the Company's Common Stock. Mr. Cohen is employed pursuant to the agreement described in "Employment Agreements" contained elsewhere in the proxy statement of which this report is a part. Applying the considerations noted above, the Committee awarded Mr. Cohen a bonus of $600,000 and increased his salary by approximately $100,000.

         This report has been provided by the Compensation Committee of the Board of Directors of Resource America, Inc.

Carlos C. Campbell, Chairman
P. Sherrill Neff
John S. White

                                  OTHER MATTERS

         As of the date of this proxy statement, the Board of Directors does not intend to present and has not been informed that any other person intends to present any other matters for action at the Meeting. However, if other matters do properly come before the Meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.

         Except as hereinabove stated, all shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.

         Upon the recommendation of the Audit Committee, approved by the Board of Directors, Grant Thornton LLP served as the Company's independent auditors during fiscal year 1999. The Company does not anticipate that a representative of Grant Thornton LLP will be present at the Meeting. The Board of Directors anticipates that Grant Thornton LLP will be re-appointed as the Company's independent auditors for fiscal year 2000 during a regular meeting of the Board of Directors.

                      ANNUAL REPORT AND REPORT ON FORM 10-K

         The Company's 1999 Annual Report to Stockholders including the financial statements and management's discussion and analysis of financial condition and results of operations for the year ended September 30, 1999, is being sent to stockholders of record as of March 15, 2000 with this proxy statement. Stockholders of record as of February 25, 2000, and beneficial owners of the Company's Common Stock on that date, may obtain from the Company, without charge, a copy of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, exclusive of the exhibits thereto, by a request therefor in writing. Such requests should be directed to the Company, at its Philadelphia address stated herein, and to the attention of the Secretary. Beneficial owners shall include in their written requests a good faith representation that they were beneficial owners of the Company's Common Stock on February 25, 2000.

                              STOCKHOLDER PROPOSALS

         Under rules promulgated by the Securities and Exchange Commission, holders of Common Stock who desire to submit proposals or nominations for the election of directors for inclusion in the proxy statement of the Company to be utilized in connection with the 2001 annual meeting of stockholders, subject to compliance with the eligibility standards specified in such rules, must submit such proposals or nominations to the Secretary of the Company no later than November 17, 2000.

                                  By order of the Board of Directors,




                                  Michael S. Yecies, Secretary
                                  March 15, 2000

                             RESOURCE AMERICA, INC.

                                      PROXY

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                     OF DIRECTORS OF RESOURCE AMERICA, INC.


         The undersigned hereby constitutes and appoints Edward E. Cohen and Scott F. Schaeffer, or either of them, as and for his proxies, each with the power to appoint such proxy's substitute, and hereby authorizes them, or either of them, to vote all of the shares of Common Stock of Resource America, Inc. held of record by the undersigned on February 25, 2000, at the Annual Meeting of Stockholders of Resource America, Inc. to be held Tuesday, April 18, 2000 and at any and all adjournments thereof as follows:

                                                             I plan to attend
                                                               the meeting
                                                                  +-+
                                                                  +-+
         1.       ELECTION OF DIRECTORS.

         The nominees for election are Daniel G. Cohen and John S. White.

FOR all nominees listed above (except                    Withhold Authority to vote for         To withhold authority
as marked to the contrary at the right)                  all nominees listed above              to vote for any individual
                                                                                                nominee, write that nominee's
                                                                                                name in the space provided
                                                                                                below.
                 +-+                                               +-+
                 +-+                                               +-+                          -----------------------------

         2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

+-+                           +-+                             +-+
+-+  FOR                      +-+  AGAINST                    +-+  ABSTAIN


         This proxy, when properly executed, will be voted in the manner described herein by the undersigned. If no direction is made, this proxy will be voted FOR all nominees listed. Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:                  , 2000
      ------------------


--------------------------------
Signature of stockholder


--------------------------------
Signature if held jointly


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.